SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	June 5, 2006
(Date of earliest event reported)	May 31, 2006

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 31, 2006, we, through our subsidiary ONEOK Overland Pass Holdings, L.L.C. ("OPH"), completed and closed on the Purchase and Sale Agreement (the "Purchase Agreement") with Williams Field Services Company, LLC ("Williams"), a subsidiary of The Williams Companies, Inc., that was previously disclosed on our Form 8-K report dated May 8, 2006. Pursuant to the Purchase Agreement, OPH formed a joint venture with Williams by purchasing from Williams 99% of the outstanding membership interests in Overland Pass Pipeline Company, LLC (the "Joint Venture").

In connection with the closing of the Purchase Agreement, the parties entered into an Amended and Restated Limited Liability Company Agreement ("LLC Agreement") containing the terms and conditions upon which the Joint Venture will build a 750-mile natural gas liquids pipeline from Opal, Wyoming, in the southwestern part of the state, to the mid-continent natural gas liquids market center in Conway, Kansas (the "Pipeline"). Initially, OPH will own 99 percent of the Joint Venture, and Williams will own the remaining 1 percent, with Williams having the option to increase its ownership to 50 percent and become operator within two years of the pipeline becoming operational.

Subject to the terms of the LLC Agreement, OPH will make the loans or contributions of cash, property or services necessary to place the Pipeline into service. The project requires the approval of various state and federal regulatory agencies and governments. The project is estimated to cost approximately $450 million.

ITEM 7.01 REGULATION FD DISCLOSURE.

On June 1, 2006, we issued a press release announcing the closing of the agreement to form the Joint Venture referenced in this Form 8-K, a copy of which is furnished and attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

99.1 Press Release issued by ONEOK Partners, L.P. June 1, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEOK PARTNERS, L.P.

By: ONEOK Partners GP, L.L.C.

Date:	June 5, 2006	By:	/s/ John R. Barker
John R. Barker Executive Vice President, General Counsel and Secretary

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